EXHIBIT 10.1

THIRD LEASE MODIFICATION AGREEMENT

AGREEMENT (“Agreement”) made as of this 19th day of July, 2016 between ESRT EMPIRE STATE BUILDING, L.L.C., a Delaware limited liability company with an office c/o Empire State Realty Trust, Inc., One Grand Central Place, 60 East 42nd Street, New York, New York 10165 (hereinafter called “Landlord”), and SHUTTERSTOCK, INC., a Delaware corporation with an office at 350 Fifth Avenue, 21st Floor, New York, New York 10118 (hereinafter called “Tenant”).

WITNESSETH:

WHEREAS, Landlord is successor-in-interest to Empire State Building Company L.L.C., the original landlord, and Tenant is the tenant, under that certain lease (the “Original Lease”), dated as of March 21, 2013, covering certain space (the “Original Demised Premises”) consisting of a portion of the 20th floor and the entire rentable area of the 21st floor of the building (“Building”) known as the Empire State Building, 350 Fifth Avenue, New York, New York (which Original Lease, as modified by a certain letter agreement, dated July 23, 2013, by a certain letter agreement, dated August 7, 2013, by a certain First Lease Modification Agreement, dated as of August 31, 2015 (the “First Modification”), and by a certain Second Lease Modification and Extension Agreement, dated as of January 21, 2016 (the “Second Modification”), is hereinafter called the “Existing Lease”); and

WHEREAS, pursuant to the First Modification, certain space on the 20th floor of the Building, which was designated under Article 54 of the Lease as the “Twentieth Floor Must Take Premises” (and is hereinafter referred to as the “First Additional Premises”), was added to the premises demised under the Lease; and

WHEREAS, pursuant to the Second Modification, the entire rentable area of the thirty-sixth (36th) floor of the Building (the “Second Additional Premises”) was added to the premises demised under the Lease, so that, as of the date hereof, the premises demised under the Lease consists of the Original Demised Premises, the First Additional Premises, and the Second Additional Premises (collectively, the “Demised Premises”); and

WHEREAS, Landlord and Tenant wish to further modify the Lease in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.    Capitalized Terms, Etc.    Capitalized terms not defined herein shall have the meanings ascribed to such terms under the Lease. The Existing Lease, as modified by this Agreement, is hereinafter called the “Lease”.

2.     Elevator Work.

A.    (i)    Landlord shall, at Tenant’s sole cost and expense, perform all work (the “D Bank Elevator Work”) necessary to modify elevator cabs 1, 2, 6 and 7 in the D elevator bank of the Building (the “Modified D Bank Cabs”), so that the Modified D Bank Cabs shall operate to provide service between the 21st floor of the Building and the 36th floor of the Building; it being understood and agreed, however, that the Modified D Bank Cabs shall also continue to provide normal elevator service to all floors in the D elevator bank of the Building (i.e., to the 24th floor through the 41st floor). Landlord shall perform the D Bank Elevator Work as promptly as is reasonably practicable following the execution and delivery of this Agreement, and shall use commercially reasonable efforts to commence such work no later than July, 2016 and to substantially complete it by no later than December, 2016 (subject to delays caused by any act or omission (where there is a duty to act) of Tenant, its agents, contractors or employees or any of the causes set forth in Article 21A of the Lease); it being understood and agreed, however, that the completion of the D Bank Elevator Work shall not be a condition precedent to the occurrence of any of the Part A SAP Commencement Date, the Part B SAP Commencement Date, the Part A SAP Rent Commencement Date, or the Part B Rent SAP Commencement Date, and any delay in the completion of the Elevator Work shall not give rise to any rent credit or deduction right on the part of Tenant. Landlord shall perform the D Bank Elevator Work in a good and workmanlike manner, and in compliance with all applicable laws, rules, codes and regulations. Landlord shall provide Tenant with a schedule for the performance of the D Bank Elevator Work, including dates, within ten (10) days after the execution and delivery of this Agreement.

(ii)    Tenant shall provide Landlord and its contractors with such access to the Demised Premises as Landlord may deem reasonably necessary for the performance of the D Bank Elevator Work, which shall include, without limitation, access to the work space on the 21st floor which is shown on Exhibit A attached hereto and made a part hereof, and to the route from the freight elevators on such floor to such work space, also as shown on said Exhibit A (such work space and such route to the work space being hereinafter referred to as the “Work Area”). Tenant shall remove all storage racks and other personal property from the Work Area, promptly after the execution and delivery of this Agreement (it being understood and agreed that Landlord shall have no obligation to commence the D Bank Elevator Work unless and until Tenant removes such property from the Work Area). Landlord may also use the Work Area for the storage of materials and equipment associated with the performance of the D Bank Elevator Work, at all times while such work is being performed. Notwithstanding the foregoing, Landlord shall use reasonable efforts to minimize any interference with Tenant’s business operations in the Demised Premises as a result of the performance of the D Bank Elevator Work. The parties acknowledge and agree that, unless Tenant otherwise requests, the D Bank Elevator Work shall be performed on an after-hours basis (i.e., outside of Business Hours).

(iii)    Promptly after the execution and delivery of this Agreement, Landlord shall provide Tenant with a color chart, and within five (5) Business Days after Tenant’s receipt of such color chart, Tenant shall select the color of the doors to the Modified D Bank Cabs and the sill heights.

(iv)    Landlord agrees that, during the performance of the D Bank Elevator Work, upon Tenant’s request, Landlord shall provide Tenant and its contractors and consultants, as Tenant’s requests, with progress reports regarding the D Bank Elevator Work, and shall advise Tenant of any anticipated or actual delays with respect to such work.

(v)    Tenant shall reimburse Landlord for any and all actual out-of-pocket costs and expenses incurred by Landlord in connection with the D Bank Elevator Work, including, without limitation, all architectural and engineering fees and permitting costs (collectively, the “D Bank Elevator Work Costs”). Tenant shall reimburse Landlord for the D Bank Elevator Work Costs, which Landlord reasonably and in good faith estimates to be $475,371.00 (based on the proposals and other backup documentation attached hereto and made a part hereof as Exhibit B), as additional rent under the Lease, as follows: (a) Tenant shall pay Landlord an amount equal to fifty percent (50%) of Landlord’s reasonable good faith estimate of the D Bank Elevator Work Costs, in the amount of $237,685.50, simultaneously with the execution and delivery of this Agreement by Tenant; and (ii) Tenant shall pay Landlord the difference between such initial payment and the actual D Bank Elevator Work Costs, within ten (10) days after the presentation to Tenant of a reasonably detailed invoice showing the total D Bank Elevator Work Costs. Tenant’s obligation to reimburse Landlord for the D Bank Elevator Work shall survive the expiration or sooner termination of the term of the Lease.

(vi)    It is acknowledged and agreed that Tenant shall be solely responsible for any and all work necessary to restore the elevator lobby on the 21st floor upon completion of the D Bank Elevator Work, including, without limitation, any necessary patching and painting or other restoration of finishes. Promptly upon completion of the D Bank Elevator Work, Landlord shall remove all construction materials and equipment associated with the performance of such work from the Work Area.

B.    Tenant shall have the non-exclusive right to utilize the Modified D Bank Cabs for transportation between the 21st and 36th floors of the Building, in the course of Tenant’s ordinary business operations therein. All such use of the Modified D Bank Cabs shall be in compliance with the provisions of the Lease and with the Rules and Regulations of the Building, as same may be modified from time to time.

C.    It is understood and agreed that such right of Tenant to use the Modified D Bank Cabs shall be personal to the named tenant under the Lease (i.e., Shutterstock, Inc.), and to any Affiliate of, or Successor Entity

to, such named tenant, so that if such named tenant, Affiliate or Successor Entity is no longer the tenant under the Lease and/or is no longer in occupancy of the entire Demised Premises, then Landlord shall have the right (but not the obligation), at Tenant’s expense, to perform such work (the “D Bank Cab Restoration Work”) as is necessary to restore the Modified D Bank Cabs to the condition (and function) existing prior to the performance of the D Bank Elevator Work (ordinary wear and tear and damage by fire or other casualty excepted). The costs of the D Bank Cab Restoration Work shall be deemed additional rent under the Lease, and shall be due to Landlord within thirty (30) days after the presentation to Tenant of a reasonably detailed invoice therefor. It is understood and agreed that Landlord shall also have the right (but not the obligation), at Tenant’s expense, to perform the D Bank Cab Restoration Work upon the expiration or sooner termination of the term of the Lease. Tenant’s obligation to reimburse Landlord for the D Bank Cab Restoration Work (whenever it is performed) shall survive the expiration or sooner termination of this Lease.

3.    Brokerage.

A.    Tenant represents and warrants that it neither consulted nor negotiated with any broker or finder with regard to this Agreement. Tenant shall indemnify, defend and save Landlord harmless from and against any claims for fees or commissions from anyone with whom Tenant has dealt in connection with this Agreement.

B.    Landlord represents and warrants that it neither consulted nor negotiated with any broker or finder with regard to this Agreement. Landlord shall indemnify, defend and save Tenant harmless from and against any claims for fees or commissions from anyone with whom Landlord has dealt in connection with this Agreement.

4.    Miscellaneous.

A.    Except as hereinabove set forth, the Demised Premises shall continue to be leased to Tenant pursuant to all of the terms, covenants and conditions of the Lease.

B.    This Agreement shall not in any way bind Landlord until such time as it has been executed by Landlord and Tenant, and a fully executed counterpart has been delivered to Tenant.

C.    Except as herein modified, all of the terms, covenants and conditions of the Lease are and shall remain in full force and effect and are hereby ratified and confirmed.

D.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

E.    Tenant hereby represents that Landlord is in full compliance with all of the terms, covenants and conditions of the Lease and is not in default beyond any applicable grace period with respect to any of its respective obligations under the Lease, and there exists no defense or counterclaim to the payment of rent pursuant thereto.

F.    This Agreement may be executed in two or more counterparts, and all counterparts so executed shall, for all purposes, constitute one agreement binding on all of the parties hereto, notwithstanding that all parties shall not have executed the same counterparts. Facsimile, digital and photocopy signatures on this Agreement shall have the same force and effect as originals.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LANDLORD:
ESRT EMPIRE STATE BUILDING, L.L.C., Landlord
By Empire State Building Parent, L.L.C., its sole member
By ESRT Empire State Building G-Parent, L.L.C.,
its sole member
By: Empire State Realty OP, L.P., as its sole     Member
By: Empire State Realty Trust, Inc., as its general     Partner

By: /s/ Thomas P. Durels________________
Name: Thomas P. Durels
Title: Executive Vice President,
Director of Leasing and Operations

SHUTTERSTOCK, INC.

By: /s/ Laurie Harrison________________
Name: Laurie Harrison
Title: VP, General Counsel & Secretary

EXHIBIT A

SPACE DIAGRAM OF 21ST FLOOR
SHOWING WORK SPACE AND ACCESS TO WORK SPACE

SHUTTERSTOCK NEW D BANK ELEVATOR STOPS

2100
Shutterstock Inc.
37,106 Mkt RSF
34,906 Lse RSF
9/30/2024
2100
" WORK AREA" - EXISTING BUILT OUT STORAGE ROOM 21-68
20TH FL. ROOF
20TH FL. ROOF
FIFTH AVENUE
33rd STREET
FREIGHT HALL
MEN
WOMEN
TANK ROOM
MACHINE ROOM
ROUTE FROM FREIGHT ELEVATORS (#3-4) TO D BANK SHAFTWAY (WORK AREA). CONTRACTOR TO INSTALL FLOOR & WALL PROTECTION DURING DEMO OPERATIONS AND TRANSPORT OF NEW MATERIAL AND EQUIPMENT TO CONSTRUCT OPENINGS

Single Tenant:
27,087 USF
37,106 RSF

All areas and dimensions are approxim

EMPIRE STATE
REALTY TRUST

New York, NY 10118

21st Floor

2014 2015 2016 2017
2018 2019 2020 2021 and Up
Vacant M-t-M Empire State Realty Trust

NORTH
Date Updated: 3/5/2015

LINK SYSTEMS
212 East 47th Street
Suite 6D
New York, NY 10017
Ph 877 221-0229
Fx 646 964-6624

EXHIBIT B

BACK-UP FOR COST D BANK ELEVATOR WORK